Exhibit 99.1

News Release

2010-33

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Expiration and Final Results of the Tender Offers for the 9 1/4% Senior Notes due 2014 and 6 7/8% Senior Secured Debentures due 2028 of Intelsat Corporation

Luxembourg, October 15, 2010

Intelsat S.A. today announced the expiration and final results of the previously announced cash tender offers (the “Tender Offers”) by its subsidiary, Intelsat Corporation (“Intelsat Corp”), to purchase any and all of Intelsat Corp’s outstanding 9 1/ 4% Senior Notes due 2014 (CUSIP No. 45823VAE1) (the “2014 Notes”) and Intelsat Corp’s outstanding 6 7/8% Senior Secured Debentures due 2028 (CUSIP No. 697933AM1) (the “2028 Notes” and together with the 2014 Notes, the “Notes”) in each case on and subject to the terms and conditions set forth in the related Offer to Purchase and Consent Solicitation Statement. The Tender Offers expired at 11:59 p.m., New York City time, on Thursday, October 14, 2010.

Intelsat Corp has accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the Tender Offers. The aggregate principal amount of the 2014 Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer for the 2014 Notes was $546,286,000, representing approximately 83.0% of the outstanding 2014 Notes. The aggregate principal amount of the 2028 Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer for the 2028 Notes was $124,959,000, representing approximately 99.9% of the outstanding 2028 Notes. The consideration payable per $1,000 principal amount of Notes is listed in the table below.

Notes	CUSIP No.	Tender Offer Consideration(1)	Total Consideration(2)	Accrued Interest(3)
9 1/4% Senior Notes due 2014	45823VAE1	$1,005	$1,035	$11.56

6 7/8% Senior Secured Debentures due 2028	697933AM1	$1,160	$1,200	$14.32

(1)	Per $1,000 principal amount of Notes tendered after the Consent Time and prior to the Expiration Time (as defined in the related Offer to Purchase and Consent Solicitation Statement).

(2)	Per $1,000 principal amount of Notes tendered prior to the Consent Time (as defined in the related Offer to Purchase and Consent Solicitation Statement), which includes, as applicable, the $30 consent payment for the 2014 Notes and the $40 consent payment for the 2028 Notes.

(3)	Accrued and unpaid interest payable per $1,000 principal amount of Notes.

Intelsat Corp intends to fund the payment of the Notes purchased in the Tender Offers primarily with cash contributed or loaned to it by Intelsat Corp’s indirect parent, Intelsat Jackson Holdings S.A. Intelsat Corp will pay to Wells Fargo Bank, National Association, as depositary for the tender offer for the 2014 Notes, and to The Bank of New York Mellon Trust Company, N.A., as

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg     www.intelsat.com     T +352 2784-1600    F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

depositary for the tender offer for the 2028 Notes, the total consideration payable to holders in the Tender Offers, and will irrevocably instruct the applicable depositary to pay the validly tendering holders the applicable tender offer consideration, including accrued and unpaid interest on the accepted Notes from the last applicable interest payment date to, but not including, the date of settlement.

Additional Information

Credit Suisse Securities (USA) LLC acted as the dealer manager and solicitation agent for the tender offer relating to the 2014 Notes (the “2014 Tender Offer”) and the consent solicitation relating to the 2014 Notes (the “2014 Consent Solicitation”). Global Bondholder Services Corporation acted as the Information Agent and Wells Fargo Bank, National Association acted as the Depositary for the 2014 Tender Offer and the 2014 Consent Solicitation. Questions regarding the 2014 Tender Offer and the 2014 Consent Solicitation should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

Deutsche Bank Securities Inc. acted as the dealer manager and solicitation agent for the tender offer relating to the 2028 Notes (the “2028 Tender Offer”) and the consent solicitation relating to the 2028 Notes (the “2028 Consent Solicitation” and together with the 2014 Consent Solicitation, the “Consent Solicitations”). Global Bondholder Services Corporation acted as the Information Agent and The Bank of New York Mellon Trust Company, N.A. acted as the Depositary for the 2028 Tender Offer and the 2028 Consent Solicitation. Questions regarding the 2028 Tender Offer and the 2028 Consent Solicitation should be directed to Deutsche Bank Securities Inc. at (212) 250-5655. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 470-4500 (toll-free) or (212) 430-3774 (collect).

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. Each Tender Offer and Consent Solicitation was made solely pursuant to the related Offer to Purchase and Consent Solicitation Statement and related documents. The Tender Offers and the Consent Solicitations were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and the Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations was deemed to be made on behalf of Intelsat Corp by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular

Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg     www.intelsat.com     T +352 2784-1600    F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625

networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2009, Intelsat’s Registration Statement on Form S-1 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Intelsat S.A.

4 rue Albert Borschette, L-1246 Luxembourg     www.intelsat.com     T +352 2784-1600    F +352 2784-1690

R.C.S. Luxembourg B 149970, VAT number LU 23667625